Exhibit 99.2

Phase 1 Study to Assess the Safety and Efficacy of P-BCMA-ALLO1, a Fully Allogeneic CAR-T Therapy, in Patients with Relapsed / Refractory Multiple Myeloma (RRMM)

Mehmet Kocoglu, Adam Asch, Aravind Ramakrishnan, Carlos Bachier, Thomas Martin III, Tulio Rodriguez, Katherine McArthur, Joanne McCaigue, Christopher E Martin, Maggie Zhang, Hamid Namini, Eric M. Ostertag, Matthew A. Spear, Ellen Christie, Rajesh Belani, Stacey Cranert, Julia Coronella, Devon J. Shedlock, Caitlin Costello

Introduction

P-BCMA-ALLO1 is an allogeneic Chimeric Antigen Receptor T-cell (CAR-T) targeting B-cell Maturation Antigen (BCMA) being investigated in RRMM. P-BCMA-ALLO1 is manufactured using non-viral transposon-based integration (piggyBac® DNA Delivery System) that introduces a humanized anti-BCMA VH-based CAR producing a highly enriched T stem cell memory product. The Cas-CLOVER™ Site-Specific Gene Editing System eliminates endogenous T cell receptor (TCR) expression via knockout of the TCR beta chain 1 gene to prevent graft-vs-host disease, and the beta-2 microglobulin gene to reduce MHC class I expression to eliminate host-vs-graft responses. P-BCMA-ALLO1 demonstrated compelling activity in MM xenografts, providing rationale for this first-in-human phase I study.

Methods

The primary objective is to assess the safety and maximum tolerated dose based on dose limiting toxicity (DLT) in RRMM patients who have received a proteasome inhibitor, immunomodulatory drug and anti-CD38 monoclonal antibody. Secondary objectives will assess the anti-myeloma effect. The protocol utilizes standard 3+3 dose escalation to treat 40 patients. Patients receive lymphodepleting chemotherapy (LDC) with cyclophosphamide (300 mg/m2/day) / fludarabine (30 mg/m2/day) on days -5, -4 and -3 followed by a single dose of P-BCMA-ALLO1 on Day 0.

Results

As of 21SEP2022, 7 patients were treated with P-BCMA-ALLO1. Six patients received the cohort 1 dose of 0.75 X 106 CAR-T cells/kg and 1 patient received the cohort 2 dose of 2 X 106 cells/kg. To date, 4 cohort 1 patients have completed the DLT evaluation period and are evaluable for response. Most adverse events (AE) were grade 1 and 2. One patient had a significant AE of G3 febrile neutropenia. DLTs, cytokine release syndrome and neurotoxicity have not been observed. To date, 1 patient achieved very good partial response, 2 patients achieved partial response, and 1 patient had stable disease. Responses were seen starting at week 2, and overall response rate is 75%.

Conclusion

Early results demonstrate acceptable toxicity profile and promising efficacy for P-BCMA-ALLO1. Dose escalation is ongoing. Updated safety and efficacy results will be presented.